FNCB REPORTS CASH/STOCK DIVIDENDS

The Board of Directors of First National Community Bancorp declared a first quarter dividend of 11 cents per share, payable March 15th to shareholders of record on March 6, 2006. The payment represents a 22% increase over the $.09 paid in the first quarter of last year. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The Board of Directors also declared a 10% stock dividend payable on March 31, 2006 to all shareholders of record as of March 20, 2006. The issuance of the additional shares will increase the number of shares of common stock outstanding to approximately 12,200,000 shares at $1.25 par value per share. Shareholders of record on March 20, 2006 will receive one additional share of stock for each ten shares owned on that date. Fractional shares will be paid in either cash or stock, dependent on the shareholders dividend reinvestment election. J. David Lombardi, President and Chief Executive Officer, stated that the stock dividend evidences the Board’s philosophy to enhance shareholder value while maintaining a strong capital base.

The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.